UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of Registrant as Specified In Its Charter)

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UNDER ARMOUR, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 8, 2007, at 9:30 a.m., Eastern Time, at the ESPN Zone, 601 East Pratt Street, Baltimore, Maryland, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 28, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. Such list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed Proxy Card. If you are a stockholder of record as of February 28, 2007, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Kevin A. Plank
President, Chief Executive Officer, and
Chairman of the Board of Directors

Baltimore, Maryland

March 23, 2007

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 8, 2007

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2007, at 9:30 a.m., Eastern Time, at the ESPN Zone, 601 East Pratt Street, Baltimore, Maryland, and at any adjournment or postponement thereof. We expect to first mail or give this Proxy Statement, together with our Annual Report on Form 10-K for the year ended December 31, 2006, to stockholders on approximately March 26, 2007.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us.

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Common Stock, which we refer to as Class B Stock, at the close of business on February 28, 2007, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 34,782,940 shares of Class A Stock and 13,250,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters that come before the Annual Meeting. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each nominee to the Board of Directors named herein and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any matters other than the election of directors and the ratification of the appointment of our independent registered public accounting firm will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying Proxy Card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. If you own shares in street name, meaning your shares are held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

To vote, please mark, date and sign the Proxy Card and return it in the postage pre-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the Proxy Card and return it in the postage pre-paid envelope provided.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter, and will not have an effect on the result of the vote on any matter at this meeting. If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the election of directors and ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. “Broker non-votes” (which are shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions—present at the Annual Meeting, but not voted—and will not have an effect on the result of the vote on any matter at this meeting.

Householding

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, American Stock Transfer and Trust Company, will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A Stock by:

•	each director;

•	our Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 28, 2007. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned	Restricted Shares Owned (1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding (2)	Percentage of Voting Shares (3)
Kevin A. Plank (4)	14,000,050	50	—	14,000,100	29.2%	79.7%
Byron K. Adams, Jr. (5)	3,000	—	—	3,000	*	*
Douglas E. Coltharp (5)	6,000	37,500	—	43,500	*	*
A.B. Krongard (5)	—	17,285	—	17,285	*	*
William R. McDermott (5)	—	15,285	—	15,285	*	*
Harvey L. Sanders (5)	6,000	37,500	—	43,500	*	*
Thomas J. Sippel (5) (6)	3,000	37,500	—	40,500	*	*
Wayne A. Marino (7)	55,605	100	113,000	168,705	*	*
Ryan S. Wood	826,942	50	—	826,992	1.7%	*
William J. Kraus (8)	208,050	50	—	208,100	*	*
Matthew C. Mirchin (9)	18,021	56,000	4,500	78,521	*	*
J. Scott Plank (10)	3,371,792	50	—	3,371,842	7.0%	2.0%
All Executive Officers and Directors as a Group (11)	19,227,483	251,883	118,500	19,597,866	40.7%	82.9%

5% Stockholders
Fidelity Management & Research Company (12)	5,158,187	—	—	5,158,187	10.7%	3.1%
Alliance Capital Management L.P. (13)	3,605,085	—	—	3,605,085	7.5%	2.2%
Delaware Management Business Trust (14)	2,541,467	—	—	2,541,467	5.3%	1.5%
Turner Investment Partners, Inc. (15)	1,816,602	—	—	1,816,602	3.8%	1.1%

*	Less than 1% of the shares outstanding.
(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power.
(2)

The percentage of outstanding figure takes into account the 13,250,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted at the option of Mr. Plank into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, 2.2%, Ryan S. Wood, 2.4%, J. Scott Plank, 9.7%, all executive officers and directors as a group, 18.2%, Fidelity Management & Research Company, 15.0%, Alliance Capital Management L.P., 10.5%, Delaware Management Business Trust, 7.4%, and Turner Investment Partners, Inc., 5.3%.

(3)	Each share of Class B Stock has ten votes and each share of Class A Stock has one vote. The percentage of voting shares reflects the combined effects of both Class B Stock and Class A Stock.
(4)	Includes 750,100 shares of Class A Stock and 12,401,025 shares of Class B Stock beneficially owned by Mr. Plank individually and 848,975 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by the companies. Because the 13,250,000 shares of Class B Stock beneficially owned by Mr. Plank are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 13,250,000 shares of Class A Stock into which the Class B Stock may be converted.
(5)	Does not include for each non-management director stock options for 2,100 shares exercisable more than 60 days from the Record Date. Does not include deferred stock units, or DSUs, or restricted stock units, or RSUs, held by the non-management directors. The RSUs vest in full on the date of the 2007 Annual Meeting of Stockholders. The receipt of shares otherwise deliverable upon vesting of the RSUs will be deferred into DSUs. The shares subject to the DSUs will be delivered six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams	265.51	700.28
Douglas E. Coltharp	265.51	700.28
A.B. Krongard	398.27	700.28
William R. McDermott	331.89	700.28
Harvey L. Sanders	365.09	700.28
Thomas J. Sippel	265.51	700.28

(6)	Does not include 848,975 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).
(7)	Includes 50 restricted shares and stock options for 3,000 shares exercisable within 60 days held by Mr. Marino’s wife, Karen Marino, Director of Assortment Planning for Under Armour. Does not include stock options for 234,000 shares exercisable more than 60 days from the Record Date.
(8)	Does not include stock options for 12,000 shares exercisable more than 60 days from the Record Date.
(9)	Does not include stock options for 48,000 shares exercisable more than 60 days from the Record Date.
(10)	Includes 2,715,496 shares of Class A Stock held by J. Scott Plank individually and 656,346 shares of Class A Stock held by JS DM Family LLC. J. Scott Plank is the managing member of JS DM Family LLC and has sole voting and investment power over the shares held by JS DM Family LLC.
(11)	Includes shares shown as beneficially owned by the directors and executive officers as a group (16 persons). Does not include stock options for 501,600 shares exercisable more than 60 days from the Record Date.
(12)	According to their report on Schedule 13G, as of December 31, 2006, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity were deemed to beneficially own in the aggregate 5,158,187 shares of our Class A Stock held by Fidelity mutual funds, including 2,667,862 shares held by Fidelity Growth Company Fund. According to the Schedule 13G, the reporting persons had no power to vote 5,158,187 shares, and sole power to dispose of 5,158,187 shares. The principal business office of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(13)

According to their report on Schedule 13G, as of January 31, 2007, Alliance Capital Management L.P., or Alliance, and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., AXA, and certain AXA affiliates) were deemed to beneficially own in the aggregate 3,605,085 shares of our Class A Stock, primarily held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 2,564,252 shares and no power to vote 1,040,833 shares, and sole power to dispose of 3,605,085 shares. The principal business office of Alliance is 1290 Avenue of the Americas, New York, NY 10104.

(14)	According to their report on Schedule 13G, as of December 31, 2006, Delaware Management Business Trust, or Delaware, and its holding company were deemed to beneficially own in the aggregate 2,541,467 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 2,529,433 shares, shared power to vote 1,009 shares and no power to vote 11,025 shares, and sole power to dispose of 2,541,467 shares. The principal business office of Delaware is 2005 Market Street, Philadelphia, Pennsylvania 19103.
(15)	According to its report on Schedule 13G, as of December 31, 2006, Turner Investment Partners, Inc., or Turner, was deemed to beneficially own in the aggregate 1,816,602 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting person had sole power to vote 1,130,999 shares and no power to vote 685,603 shares, and sole power to dispose of 1,816,602 shares. The principal business office of Turner is 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are seven nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. Seven directors will be elected at the 2007 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, age 34, has been our President, Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Plank also is a member of the Board of Trustees of the University of Maryland College Park Foundation. Mr. Plank’s brother is J. Scott Plank, our Senior Vice President of Retail.

Byron K. Adams, Jr., age 52, has been a director of Under Armour since September 2003. Since 1985, Mr. Adams has been a managing director of Rosewood Capital, LLC, a private equity firm that, through its affiliates, the Rosewood entities, was one of our significant investors from 2003 until 2006.

Douglas E. Coltharp, age 45, has been a director of Under Armour since December 2004. Mr. Coltharp is currently Executive Vice President and Chief Financial Officer of Saks Incorporated, where he has worked since 1996. Mr. Coltharp will be leaving Saks Incorporated in May 2007 and is currently evaluating other career opportunities. Mr. Coltharp is serving on the board of Stratus Technologies, Inc., a privately owned company, and as a member of its audit committee. Mr. Coltharp is also currently serving on the board of Ares Capital Corp., a publicly traded company, and as a member of its audit and nominating committees.

A.B. Krongard, age 70, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard currently serves as a non-executive Chairman of the Board of Directors of PHH Corp., is the chairman of its executive and corporate governance committees and is a member of its compensation committee. Mr. Krongard is also currently serving on the board of the law firm DLA Piper.

William R. McDermott, age 45, has been a director of Under Armour since August 2005. Mr. McDermott is the President and Chief Executive Officer of SAP Americas and a Corporate Officer of SAP AG, SAP Americas’ parent company. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the board of PAETEC Holding Corp., a provider of integrated communications services.

Harvey L. Sanders, age 57, has been a director of Under Armour since November 2004. Prior to the acquisition of Nautica Enterprises, Inc. by VF Corporation in September 2003, Mr. Sanders had been Chairman of the Board of Directors of Nautica Enterprises, Inc. since 1993 and served as its President and Chief Executive Officer from 1978 to 1993. Mr. Sanders currently serves as a board member for a privately owned company, Inkstop, Inc., the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Thomas J. Sippel, age 60, has been a director of Under Armour since July 2001. Mr. Sippel is currently a partner of the law firm Gill, Sippel & Gallagher, where he has worked since 1977, specializing in corporation and company formation and representation of businesses.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has seven members. Six directors are non-management directors, with five directors, or more than two-thirds of our Board, being independent directors.

In May 2006, the Board appointed Mr. Krongard as Lead Director to act as a liaison between the non-management directors and Under Armour’s management, to chair executive sessions of the non-management directors of the Board and perform other functions as directed by the Board.

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. Four directors attended our 2006 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investor Relations-Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to Under Armour, Inc., Attention: Investor Relations, 1020 Hull Street, Baltimore, Maryland 21230.

Independence of Directors

The Board has determined that the following five directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Byron K. Adams, Jr., Douglas E. Coltharp, A.B. Krongard, William R. McDermott and Harvey L. Sanders.

Byron K. Adams, Jr. is a managing director of Rosewood Capital, LLC, a private equity firm. In August 2006, Kevin A. Plank invested $1,000,000 in a new private equity fund managed by Rosewood Capital. Mr. Plank’s investment represents less than 1% of the total investments in this fund, and an even smaller percentage of assets under management with Rosewood Capital. The Board considered this relationship and determined that it did not interfere with the exercise of Mr. Adams’ independent judgment in carrying out the responsibilities of a director. The Board considered the fact that Mr. Plank’s investment was immaterial for Rosewood Capital and Mr. Adams.

William R. McDermott is the President and Chief Executive Officer of SAP Americas and a Corporate Officer of SAP AG, SAP Americas’ parent company. In 2005, we entered into a standard industry agreement with SAP to license the SAP Apparel and Footwear Solution as our new enterprise resource planning system software. In 2006, we paid approximately $1.44 million to SAP in connection with the licensing of this software and related support services. SAP’s 2006 worldwide revenues were over €9.0 billion. The Board considered this relationship and determined that it did not interfere with the exercise of Mr. McDermott’s independent judgment in carrying out the responsibilities of a director. The Board considered that SAP is the world’s largest business application software company, the agreement between SAP and us is a standard industry agreement, and the payments are immaterial for SAP.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2006, there were six meetings of the Board. In 2006, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides current membership and meeting information for 2006 for each of the committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Byron K. Adams, Jr.	X	X
Douglas E. Coltharp	X		X
A.B. Krongard	*X
William R. McDermott		X	*X
Harvey L. Sanders		*X	X

Total Meetings in 2006	11	6	5

*	Committee Chair

The functions performed by these committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

The Board has determined that each member of these committees is independent under NYSE listing standards. The Board also has determined that each member of the Audit Committee is independent under NYSE listing standards and the Securities and Exchange Commission, or SEC, rules.

Until November 2006, Thomas J. Sippel served as a member of the Audit Committee and the Nominating and Corporate Governance Committee. He was not an independent director under stock exchange listing standards in 2006 because of the amount of the legal fees paid by Under Armour to his law firm in 2005. However, the Board determined to have him continue serving on these committees pursuant to stock exchange transition rules for new public companies. The rules require that a majority of committee members be independent within 90 days of becoming public and all committee members be independent within one year of becoming public. The Board decided to keep Mr. Sippel on these committees because of his prior experience on the Board and its committees and to provide for a transition that did not disrupt the functioning of these committees. The Board was also concerned that removing Mr. Sippel from the committees would create additional burdens on the other Board members, particularly given the size of the Board. The Board determined that keeping Mr. Sippel on the Audit Committee would not materially adversely affect the ability of the Audit Committee to act independently and perform the functions required by SEC rules. In November 2006, less than one year after our initial public offering, Mr. Sippel stopped serving on the committees and the Board appointed Mr. Coltharp to the Audit Committee and Mr. Sanders to the Nominating and Corporate Governance Committee.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee. The Audit Committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the Audit Committee. The Audit Committee Report for 2006 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that each of Mr. Krongard and Mr. Coltharp is an “audit committee financial expert” under SEC rules. As indicated above, the Board has also determined that these and all other committee members are independent under NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. The Compensation Committee approves the compensation of our Chief Executive Officer (CEO) and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the Compensation Committee has not delegated any such responsibilities.

No compensation consultants have been engaged to advise on executive compensation. Our CEO evaluates the performance of our other executive officers and makes recommendations to the Compensation Committee concerning their compensation. The Committee considers these evaluations and recommendations, and its evaluation of the CEO, in determining the compensation of our CEO and our other executive officers. Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2006 is included under the “Compensation Committee Report” section of this Proxy Statement.

In early 2006, at the request of the Compensation Committee Chairman, management engaged the compensation consulting firm Frederic W. Cook & Co. to assist in developing a new compensation arrangement for non-management directors. A description of this new compensation arrangement is included under the “Compensation of Directors” section of this Proxy Statement.

Nominating and Corporate Governance Committee

Mr. McDermott serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors and recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters.

Identifying and Evaluating Director Candidates

The Nominating and Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter.

The Nominating and Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of NYSE.

The Board is considering adding at least one new member to the Board. The Nominating and Corporate Governance Committee has authorized the Chairman of the committee, in consultation with the President, Chief Executive Officer and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates. The Chairman of the committee will report periodically to the full committee. Candidates selected through this process will be considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to submit recommendations must provide the following information in writing to the attention of the Secretary of Under Armour by certified or registered mail:

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our stock which are beneficially owned by such person on the date of such stockholder notice; and

•	such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	as to the stockholder recommending a director candidate:

•

the name and address, as they appear on our stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominees; and

•

the class and number of shares of our stock beneficially owned (i) by such stockholder and the beneficial owners (if any) on the date of such stockholder recommendation and (ii) by any other stockholders known by such stockholder to be supporting such nominees on the date of the stockholder recommendation.

To be considered by the Nominating and Corporate Governance Committee for the 2008 Annual Meeting of Stockholders, nominations for director candidates must be received at the principal office of Under Armour within the time period set forth below under the section “Stockholder Proposals.”

Compensation of Directors

Retainers and Meeting Fees

In April 2006, the Board of Directors approved a new compensation arrangement for non-management directors effective following the 2006 Annual Meeting of Stockholders. Under the new arrangement, the non-management directors receive the following fees:

Annual Retainer for each Director	$20,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chair
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Prior to the adoption of the new compensation arrangement, the non-management directors did not receive annual retainers but did receive meeting fees of $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.

Equity Awards

Under the new compensation arrangement in 2006, non-management directors receive the following equity awards:

•

An award of restricted stock units valued (on the grant date) at $100,000 upon his or her initial election to the Board, with the units vesting in three equal annual installments (the current directors did not receive this award because they were initially elected to the Board prior to the adoption of this new compensation arrangement);

•

An annual award of restricted stock units valued (on the grant date) at $25,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders; and

•

An annual stock option grant following each Annual Meeting of Stockholders, with the option grant covering a number of shares equal in value to $75,000 on the grant date. For example, on May 31, 2006, the directors received stock options for 2,100 shares ($75,000 divided by $35.70, the closing price of our Class A Stock on the grant date).

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour and are forfeited if the director leaves the Board prior to the scheduled vesting term. The receipt of the shares otherwise deliverable upon vesting of the restricted stock units are deferred into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The exercise price of the options is the fair market value of our Class A Stock on the grant date. The options vest one year from the grant date or earlier upon the director’s death or disability or upon a change in control of Under Armour and are forfeited if the director leaves the Board prior to vesting.

Prior to the adoption of the new compensation arrangement, the non-management directors received restricted stock awards in 2005.

Lead Director Equity Award

On May 31, 2006, the Compensation Committee and the Board of Directors approved a grant to Mr. Krongard of 2,000 shares of restricted stock for his services as Lead Director. The shares will vest on the date of the 2007 Annual Meeting of Stockholders.

The table below sets forth information concerning the compensation of our non-management directors for 2006.

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	Total ($)
Byron K. Adams, Jr.	28,667	21,202	20,761	70,630
Douglas E. Coltharp	21,667	44,321	20,761	86,749
A.B. Krongard	30,500	81,763	20,761	133,024
William R. McDermott	28,083	40,098	20,761	88,942
Harvey L. Sanders	27,542	44,321	20,761	92,624
Thomas J. Sippel	29,667	37,702	20,761	88,130

(1)	All of the non-management directors deferred their cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan beginning May 31, 2006, as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received.

Name	2006 Cash Deferred ($)	Deferred Stock Units
Byron K. Adams, Jr.	11,667	265.51
Douglas E. Coltharp	11,667	265.51
A.B. Krongard	17,500	398.27
William R. McDermott	14,583	331.89
Harvey L. Sanders	16,042	365.09
Thomas J. Sippel	11,667	265.51

(2)	The amount in this column reflects the expense recognized in our 2006 financial statements related to stock awards granted in 2006 and prior years in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R. The table below sets forth the grant date fair value of restricted stock and restricted stock units granted in 2006.

	Restricted Stock		Restricted Stock Units
Name	Grant Date	Grant Date Fair Value ($)	Grant Date	Grant Date Fair Value ($)
Byron K. Adams, Jr.	—	—	5/31/06	25,000
Douglas E. Coltharp	—	—	5/31/06	25,000
A.B. Krongard	5/31/06	71,400	5/31/06	25,000
William R. McDermott	—	—	5/31/06	25,000
Harvey L. Sanders	—	—	5/31/06	25,000
Thomas J. Sippel	—	—	5/31/06	25,000

(3)	The table below shows the number of shares of restricted stock and restricted stock units held by non-management directors as of December 31, 2006.

Name	Restricted Stock	Restricted Stock Units
Byron K. Adams, Jr.	3,000	700.28
Douglas E. Coltharp	43,500	700.28
A.B. Krongard	17,285	700.28
William R. McDermott	15,285	700.28
Harvey L. Sanders	43,500	700.28
Thomas J. Sippel	40,500	700.28

(4)	The amount in this column reflects the expense recognized in our 2006 financial statements in accordance with FAS 123R related to stock options for 2,100 shares granted to each non-management director on May 31, 2006. The stock options have an exercise price equal to $35.70 (the closing price of our Class A Stock on the grant date). Each grant of stock options for 2,100 shares has a grant date fair value of $35,595. The options vest on the date of the Company’s 2007 Annual Meeting of Stockholders and expire May 31, 2016. These are the only outstanding stock options granted to non-management directors as of December 31, 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2006 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Objectives of our compensation program and what our compensation program is designed to reward

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and our operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists of:

•	Salary;

•	An annual cash incentive award based on the annual performance of the company and the executive;

•	Equity awards; and

•	Benefits and perquisites, such as supplemental disability insurance.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We do not currently provide any deferred compensation plan for executives.

Compensation Committee Review Process

In early 2006, in conjunction with the approval of 2006 salaries and the framework for 2006 annual incentive awards for our executive officers, the Compensation Committee reviewed salary and bonuses for 2004-2005 and outstanding stock and stock options for our executive officers.

In early 2007, in conjunction with the approval of 2006 bonuses and 2007 salaries for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2004-2006;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2006;

•	the value realized from stock sales in our initial public offering, or IPO, in November 2005, a secondary stock offering in June 2006 and other stock sales since our IPO;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2006; and

•	a summary of compensation paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee has not hired any compensation consultants to assess the current salary levels or other compensation elements for our executive officers. In early 2005 the Committee reviewed and considered a summary of competitive salary levels prepared by management based on various survey data.

Determining Amounts of Compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

Kevin A. Plank, our President and Chief Executive Officer, proposed the salaries for our executive officers. During 2006, he proposed an increase in salary for Mr. Kraus, from $250,000 to $275,000, based on his performance and increased responsibilities. The Compensation Committee approved this proposed salary change. (See below under “Benefits and Perquisites” for a description of the cost-of-living salary adjustment for Mr. Wood in connection with his overseas assignment.)

The Compensation Committee recommended increasing the 2007 salary for Mr. Plank and Mr. Marino based on their performance and responsibilities. However, Mr. Plank and Mr. Marino requested that their salaries not change.

Annual Incentive Plan

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based on the performance of Under Armour and the performance of the executive and his or her department during the year. The guidelines under the plan provide that 75% of the bonus amount is weighted based on corporate performance and 25% based on individual and departmental performance. Corporate performance is assessed based on net revenues for the year and income from operations as a percentage of net revenues for the year. Management views net revenues as the basic indicator of our business strength. Income from operations as a percentage of net revenues is used as a metric to ensure that management is growing and operating the business in an efficient manner. If we achieve the minimum net revenues target for the year and the minimum income from operations as a percentage of net revenues target for the year, then executives are eligible for bonuses that vary based on the level of our income from operations (after deducting the impact of the bonuses) as a percentage of net revenues.

After the end of the year, the Compensation Committee evaluates the performance of Mr. Plank and reviews his assessment of the performance of the other executive officers, and may adjust bonus amounts based on individual performance during the year. Executives must receive at least a “satisfactory” rating to be eligible for a bonus. Performance reviews consider the executive’s performance and the performance of the department or departments for which the executive has responsibility as well as the contributions the executive and department are making to the overall success of Under Armour.

Recommended bonus amounts for Mr. Plank range from 50%-200% of base salary paid during the year, and for the other executive officers from 25%-75% of base salary paid during the year, based on a sliding scale tied to the level of the income from operations as a percentage of net revenues. The maximum bonus amounts are set at 200% and 75% in order to have a significant percentage of the executive officers’ total compensation tied to corporate performance and the performance of the executive and his or her department. We believe tying a significant percentage of executive officers’ total compensation to corporate and individual performance supports our objective to motivate our executives to build and profitably grow our business.

For the 2006 annual incentive award, management proposed and the Compensation Committee approved in early 2006 a minimum net revenues target for 2006, with the target representing a significant increase over 2005 net revenues, and a range of income from operations as a percentage of net revenues targets for 2006, with the high end of the range representing a significant improvement in operating efficiency as compared to actual results for 2005. Management and the Compensation Committee believed that the minimum net revenues target necessary for executives to be eligible for any bonus amount was set high enough to ensure that bonuses would only be paid if we continued to demonstrate strong top-line revenue growth, and that the range of income from operations as a percentage of net revenues targets was set appropriately to reduce bonuses if management did not operate the business in an efficient manner.

Under Armour’s performance for 2006 exceeded the minimum net revenues and income from operations as a percentage of net revenues targets that were necessary for executives to be eligible for a bonus under the annual incentive plan. However, our income from operations as a percentage of net revenues was below the level required for the maximum bonus eligibility under the plan. Based on the income from operations as a percentage of net revenues achieved and the guidelines under the plan, the bonus eligibility for Mr. Plank was reduced from 200% of salary to approximately 125% of salary and for the other executive officers from 75% of salary to approximately 56% of salary. However, as a result of higher than planned expenses, and to challenge the management team to improve profitability and accountability going forward, Mr. Plank agreed to take no bonus for 2006 and proposed further reductions to the bonus amounts for executive officers. The Compensation Committee, after considering these recommendations and Mr. Plank’s assessment of the performance of the executive officers and their departments in 2006, approved the proposed 2006 bonuses for the executive officers. The bonus amounts for the named executive officers are included in the Summary Compensation Table in this Proxy Statement.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of executives with those of our stockholders.

The Compensation Committee approves equity awards under our 2005 Omnibus Long-Term Incentive Plan. Prior to 2005, equity awards were granted under our 2000 Stock Option Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings by providing them equity holdings in Under Armour.

Mr. Plank is the founder of Under Armour and currently owns directly or indirectly 14,000,100 shares of our Class A and Class B Stock. The other named executive officers received stock options or restricted stock prior to our initial public offering, or IPO, in connection with their joining Under Armour or as compensation for their services. Since our IPO in November 2005, these equity holdings produced significant realized and unrealized gains for our named executive officers. The Compensation Committee has not approved any equity awards for the named executive officers since our IPO. The Compensation Committee expects to grant equity awards in the near future, and management and the Compensation Committee are considering the appropriate level and types of possible equity awards for executive officers and other key employees.

The Committee granted 100 shares of restricted Class A Stock at the time of our IPO to all of our full-time employees continuously employed by us since April 30, 2005, including four of our named executive officers. The shares vest in two equal annual installments beginning one year from the grant date.

Past equity awards to executive officers have included stock options and restricted stock awards vesting over a four to five year period. Since our IPO in November 2005, stock options have been granted with an exercise price equal to the closing market price of our Class A Stock on the grant date.

Since our IPO, we have not had any program, plan or practice to select option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the option. During this period stock options were granted to only one executive officer, and they were granted at the time he joined Under Armour, with the exercise price equal to the closing market price of our Class A Stock on the grant date.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. Our Board adopted a deferred compensation plan effective beginning in 2006. Management must develop a framework to administer this plan. As a result, this plan has not yet been implemented.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides monthly disability benefits ranging from approximately $9,500 to $13,600, depending on the executive. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

In 2006, at the request of Mr. Plank, we stopped paying the premiums on a life insurance policy for his benefit.

In 2006, Ryan Wood relocated at our request to Amsterdam, The Netherlands to lead our European operations as President of UA Europe BV. We provided him with our standard benefits package for our U.S. employees relocating to an overseas assignment, including a cost-of-living-adjustment to his salary, allowances for relocation, housing and automobile expenses, and tax gross-up payments to cover the incremental taxes incurred as a result of his overseas assignment.

We do not provide any other personal benefits or perquisites to our named executive officers, other than the personal use of a company leased car by Mr. Plank.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to an executive officer named in the summary compensation table for that year provided that the executive officer is employed by us as an executive officer as of the end of that year. The tax deductions related to the bonus paid to the Chief Executive Officer and the exercise of stock options granted by the Compensation Committee in prior years are not subject to limits on deductions under the transition rules for new public companies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.

Harvey L. Sanders, Chairman

Byron K. Adams, Jr.

William R. McDermott

Summary Compensation Table for 2006

The following table sets forth information concerning compensation paid or accrued to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Kevin A. Plank President, Chief Executive Officer and Chairman of the Board	2006	500,000	378	0	0	22,920	523,298

Wayne A. Marino Executive Vice President and Chief Financial Officer	2006	300,000	378	28,987	80,000	14,891	424,256

Ryan S. Wood (4) President of UA Europe BV	2006	446,258	378	0	15,000	178,852	640,488

William J. Kraus Senior Vice President of Marketing	2006	268,750	378	1,920	70,000	11,498	352,546

Matthew C. Mirchin Vice President of North American Sales	2006	240,000	119,140	0	80,000	13,152	452,292

(1)	Reflects the expense amounts for 2006 using the modified prospective method in accordance with FAS 123R for stock and option awards granted prior to 2006 (no stock or option awards were granted in 2006 to the named executive officers). We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Mr. Mirchin’s stock options were granted in 2005 with an exercise price greater than the fair market value of our stock on the grant date. As a result, we recorded no expense for this award.
(2)	Reflects the amounts paid pursuant to our annual incentive plan as discussed under the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	All Other Compensation for 2006 includes the following items:

Name	Insurance Premiums ($) (a)	Matching Contributions Under 401(k) Plan ($)	Other ($) (b)	Tax Reimbursements ($) (c)
Kevin A. Plank	3,048	7,212	12,660	—
Wayne A. Marino	4,291	7,235	—	3,365
Ryan S. Wood	2,207	6,519	78,753	91,373
William J. Kraus	3,432	5,375	—	2,691
Matthew C. Mirchin	5,975	2,492	—	4,685

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $9,500 to $13,600 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)

For Mr. Plank, the other benefits are the personal use of a company leased car and related fuel expense. For Mr. Wood, the other benefits are related to his overseas assignment. In 2006, Mr. Wood relocated to Amsterdam, The Netherlands, to head up our European Operations as President of UA Europe BV. In connection with this overseas assignment he was provided, for 2006, a $53,475 housing allowance, a

$15,278 automobile allowance, and a $10,000 relocation expense allowance. There were no other perquisites required to be reported for the named executive officers.
(c)	For Mr. Marino, Mr. Kraus, and Mr. Mirchin, the tax reimbursements are a gross-up amount to cover taxes on the supplemental disability insurance premiums. For Mr. Wood, the tax reimbursements are gross-up amounts of $1,266 to cover taxes on the supplemental disability insurance premiums and $90,107 to cover the incremental taxes incurred as a result of his overseas assignment.
(4)	Mr. Wood’s base salary for 2006 was $300,000. He received a cost-of-living adjustment to his salary because of his overseas assignment in Amsterdam, The Netherlands. All amounts under “Salary” and “Non-Equity Incentive Plan Compensation” and substantially all of the amounts under “All Other Compensation” were paid in Euros. These amounts were paid over the course of the year and were converted to U.S. Dollars using the average currency conversion rate for 2006, or 1 Euro equal to approximately 1.256 U.S. Dollars, except for the Non-Equity Incentive Plan Compensation amount which was paid in March 2007 and converted to U.S. Dollars using the currency conversation rate in effect at the time of the payment, or 1 Euro equal to approximately 1.314 U.S. Dollars.

Grants of Plan-Based Awards for 2006

The following table contains information concerning possible payments to the named executive officers under our 2006 annual incentive plan approved by the Compensation Committee in early 2006. The actual payments made under this plan in March 2007 are included in the Summary Compensation table under “Non-Equity Incentive Plan Compensation.” The named executive officers received no equity grants in 2006.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Kevin A. Plank	250,000	1,000,000	1,000,000
Wayne A. Marino	75,000	225,000	225,000
Ryan S. Wood	75,000	225,000	225,000
William J. Kraus	67,188	201,563	201,563
Matthew C. Mirchin	60,000	180,000	180,000

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives are eligible for a possible cash award pursuant to our annual incentive plan based on corporate performance and the performance of the executive and his or her department during the year. The guidelines under the plan provide for possible incentive awards ranging from 50% to 200% of base salary paid during the year for Mr. Plank and from 25% to 75% of base salary paid during the year for the other named executive officers. The “threshold” and “maximum” amounts in the table reflect the low end and high end, respectively, of the possible incentive awards based on corporate performance. The plan does not include a target amount. Pursuant to the SEC’s rules, the “target” amounts reflect a representative amount based on the performance for the prior year (in 2005, the named executive officers qualified for the maximum bonus amounts based on our 2005 corporate performance).

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Kevin A. Plank	0	0	—	—	50	2,523
Wayne A. Marino	75,000	303,000	2.11	12/31/10	50	2,523
Ryan S. Wood	0	0	—	—	50	2,523
William J. Kraus	25,000 2,000	0 18,000	0.75 2.11	01/01/12 12/31/10	50	2,523
Matthew C. Mirchin	4,500	48,000	10.77	12/31/10	56,000	2,825,200

(1)	Mr. Marino’s unvested options vest as follows: 75,000 shares on February 1, 2007, 75,000 shares on February 1, 2008, and 153,000 shares on February 1, 2009. Mr. Kraus’s unvested options vest in three equal annual installments beginning February 1, 2007. Mr. Mirchin’s unvested options vest in four equal annual installments beginning May 10, 2007. Upon a change in control of Under Armour, 50% of Mr. Marino’s unvested options vest, all of Mr. Kraus’s unvested options vest, and with respect to 40,000 of Mr. Mirchin’s unvested options, 50% of the unvested options vest, and with respect to the remaining 8,000 of his unvested options, any of the options that vest within the twelve months following the change in control, vest upon the change in control.
(2)	For Mr. Mirchin, the 56,000 restricted shares of Class A Stock were granted to him when he joined Under Armour in May 2005. These shares vest in four equal annual installments beginning May 10, 2007. For the other named executive officers, the 50 restricted shares of Class A Stock are from a grant of 100 restricted shares awarded upon our initial public offering in November 2005 to all our full-time employees continuously employed by us since April 30, 2005. On November 17, 2006, 50 shares vested and on November 17, 2007 the remaining 50 shares vest. All of these restricted shares vest earlier upon the recipient’s death or disability or upon a change in control of Under Armour. If the recipient terminates employment for any other reason any unvested shares are forfeited. These shares were the only restricted shares held by each of the named executive officers at December 31, 2006. Any dividends paid on our Class A Stock will be paid on restricted shares. We have not paid any dividends since our initial public offering.
(3)	Based on $50.45 per share (the closing price of our Class A Stock on December 29, 2006, the last trading day in 2006).

Option Exercises and Stock Vested in 2006

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kevin A. Plank	0	0	50	2,328
Wayne A. Marino	0	0	50	2,328
Ryan S. Wood	0	0	50	2,328
William J. Kraus	185,000	7,428,661	50	2,328
Matthew C. Mirchin	7,500	216,320	0	0

(1)	Value represents market value at exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

Nonqualified Deferred Compensation

We currently do not offer a deferred compensation plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

Set forth below are descriptions of the potential payments to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 29, 2006, or the last business day of our last completed fiscal year. Any material assumptions used are also described.

Kevin A. Plank

We entered into an employment agreement with Mr. Plank effective September 30, 2003. The agreement provides that Mr. Plank will be employed as our President and Chief Executive Officer for a five-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives at least 60-days notice that the term will not be extended. Mr. Plank’s initial base salary was $350,000 per year and is subject to adjustment by our Compensation Committee. The Compensation Committee has set Mr. Plank’s current salary at $500,000. Mr. Plank is also entitled to an annual incentive bonus equal to the sum of (1) 3% of our consolidated earnings before interest, taxes, depreciation and amortization in excess of $5.0 million and up to $10.0 million and (2) 7% of the amount in excess of $10.0 million, provided that such bonus is subject to an annual limit of $2.5 million. Beginning with the bonus for 2005, Mr. Plank has agreed to limit his bonus amount consistent with the framework for bonuses paid to our other executive officers. For a discussion of Mr. Plank’s bonus amount, see the “Compensation Discussion and Analysis” section above. Mr. Plank is also entitled to an automobile allowance of up to $1,000 per month.

Termination other than for Cause or Good Reason

If Mr. Plank’s employment is terminated (1) due to expiration or non-extension of the term by us; (2) by us for any reason other than for cause, as defined in the agreement; or (3) by Mr. Plank for good reason, as defined in the agreement, we will be obligated to:

•	continue to pay his base salary for 24 months (for a total of $1.0 million);

•	continue to pay his medical insurance continuation premiums for 12 months (estimated at $10,666) unless he becomes eligible for another employer’s health benefits that are substantially similar; and

•	pay a pro-rated bonus for the year of termination within 120 days after the end of the year ($1.0 million based on Mr. Plank’s current maximum bonus level).

Death or Disability

If Mr. Plank’s employment is terminated by death or by reason of his inability to perform, as defined in the agreement, we will be obligated to pay him or his estate a pro-rated bonus for the year of termination ($1.0 million based on Mr. Plank’s current maximum bonus level).

Following a Change in Control

If Mr. Plank’s employment is terminated within 12 months following a change of control (as defined in the agreement) by him for good reason, or by us for any reason other than for cause or his death or inability to perform, we will be obligated to:

•	continue to pay his base salary for 36 months (for a total of $1.5 million);

•	pay a pro-rated bonus for the year of termination within 120 days after the end of the year ($1.0 million based on Mr. Plank’s current maximum bonus level); and

•	have him continue to be eligible for health and other benefits for 12 months (estimated at $13,915).

If in connection with a change of control Mr. Plank is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the excise tax not applied. No “gross-up” payments would be triggered because the payments made upon a change in control at the end of 2006 would not trigger the excise tax. Mr. Plank is subject to customary restrictive covenants, including non-competition and non-solicitation provisions, for a period of two years following his termination of employment for any reason.

In Mr. Plank’s employment agreement,

•	the term “cause” is defined generally as:

•	willful material misconduct or neglect in the performance of his duties;

•	conviction or guilty plea of any felony or of any offense punishable by imprisonment or involving material dishonesty, fraud, moral turpitude or immoral conduct;

•	use of illegal drugs or abusive use of prescription drugs; or

•	willful material breach of his employment agreement.

•	the term “good reason” is defined generally as:

•	our failure to perform or observe any of the material terms or provisions of his agreement;

•	a material reduction in the scope of his duties, authority, responsibilities or title as in effect immediately prior to such reduction;

•	our assignment to him of duties which are materially inconsistent with his position as President and CEO;

•	a material reduction in his salary, in the formula for determining his bonus or in any other benefits made available to other senior executives; or

•	his relocation to a facility or a location more than fifty (50) miles from the then present location without his consent.

•	and the term “change of control” is defined generally as:

•

a merger, reorganization or consolidation of our company into or with another entity, a sale of stock or other similar transaction or series of related transactions in which the stockholders of our company immediately prior to such event own less than a majority of the surviving entity’s voting securities immediately after such event; or

•

the sale, transfer or lease of all or substantially all of the assets of our company, including assets of our company’s subsidiaries taken as a whole, to an unaffiliated third party in one or a series of related transactions.

Ryan S. Wood

We entered into an employment agreement with Mr. Wood effective September 30, 2003. The agreement provides that Mr. Wood will be employed for a three-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives at least 60-days notice that the term will not be extended. Mr. Wood’s initial base salary was $185,000 per year and is subject to adjustment by our Compensation Committee. The Compensation Committee set Mr. Wood’s current salary at $300,000 (not including the cost-of-living-adjustment related to his overseas assignment). Mr. Wood is also eligible to receive an annual bonus in the discretion of the Compensation Committee and an automobile allowance of up to $1,000 per month.

Termination other than for Cause or Good Reason

If Mr. Wood’s employment is terminated (1) due to expiration or non-extension of the term by us; (2) by us for any reason other than for cause, as defined in the agreement; or (3) by Mr. Wood for good reason, as defined in the agreement, we will be obligated to:

•	continue to pay his base salary for 12 months (for a total of $300,000 based on Mr. Wood’s current base salary not including his cost-of-living-adjustment); and

•	continue to pay his medical insurance continuation premiums for 12 months (estimated at $4,130) unless he becomes eligible for another employer’s health benefits that are substantially similar.

Following a Change in Control

If Mr. Wood’s employment is terminated within 12 months following a change of control (as defined in the agreement) by him for good reason or by us for any reason other than for cause or his death or inability to perform, as defined in the agreement, we will be obligated to:

•	continue to pay his base salary for 24 months (for a total of $600,000 based on Mr. Wood’s current base salary not including his cost-of-living-adjustment); and

•	have him continue to be eligible for health and other benefits for 12 months (estimated at $6,538).

If in connection with a change of control he is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the excise tax not applied. No “gross-up” payments would be triggered because the payments made upon a change in control at the end of 2006 would not trigger the excise tax. Mr. Wood is subject to customary restrictive covenants, including non-competition and non-solicitation provisions, for a period of 12 months following his termination of employment for any reason.

In Mr. Wood’s employment agreement, the terms “cause,” “good reason” and “change of control” are substantially similar to the definitions in Mr. Plank’s employment agreement discussed above.

Wayne A. Marino, William J. Kraus, and Matthew C. Mirchin

We have severance and non-competition agreements with these executive officers. These agreements contain customary restrictive covenants, including non-competition and non-solicitation provisions.

In the case of Mr. Marino, he may not compete with us for two months after termination of employment, and if he is terminated without cause, as defined in the agreement, he is entitled to receive:

•	severance payments equal to his salary for up to 18 months (for a total of $450,000) provided he agrees not to compete during that period.

In the case of Mr. Kraus, he may not compete with us for six months after termination of employment, and if he is terminated without cause, as defined in the agreement:

•	he is entitled to receive severance payments equal to his salary for six months (for a total of $137,500);

•	he is entitled to receive continuation of health and other benefits for six months (estimated at $6,807); and

•	we may extend his non-compete period for up to an additional 18 months if we continue to pay his salary during this period (up to an additional $412,500).

In the case of Mr. Mirchin, he may not compete for one year after termination of employment for any reason if we:

•	continue to pay 60% of his salary during this period (for a total of $144,000).

In the agreement for Mr. Marino, the term “cause” is generally defined as:

•

an inability, through sickness or other incapacity, except for leave qualified under the Federal Family and Medical Leave Act of 1993, to perform his duties for a period in excess of 120 substantially consecutive days;

•

fraud, misappropriation or intentional damage to our property or business, deliberate and material dishonesty, the commission of a crime involving an act of moral turpitude or constituting a felony, or causing us to commit such a crime;

•	insubordination, misconduct, gross negligence, or drunkenness or illicit drug use while acting in his capacity as our employee;

•	a material breach of the agreement or a Business Protection Agreement with us;

•	failure to comply with instructions or violation of our policies which has or is likely to have a significant adverse effect upon our business operations; or

•	failure to perform his assigned duties.

In the agreement for Mr. Kraus, the term “cause” is substantially similar to the definition in Mr. Marino’s agreement.

Following a Change in Control

We have entered into change in control agreements with certain executive officers. The agreements have a term of 24 months (subject to extension in our sole discretion) and provide certain benefits to the executive in the event the executive’s employment is terminated without cause or if the executive terminates his employment for good reason (as defined in the agreement) within 12 months following a change in control (as defined in the agreement) or, in certain circumstances, within three months preceding a change in control, including:

•

the executive’s accrued but unpaid salary, vacation pay and bonus amounts (no amounts assumed because salaries are paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (for a total of $225,000 to Mr. Marino, $201,563 to Mr. Kraus, and $180,000 to Mr. Mirchin based on a target bonus equal to the maximum bonus under our bonus plan);

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (for a total of $525,000 to Mr. Marino, $481,250 to Mr. Kraus, and $420,000 to Mr. Mirchin, based on a target bonus equal to the maximum bonus under our bonus plan); and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefit plans (estimated at $15,158 for Mr. Marino, $16,842 for Mr. Mirchin, and $13,614 for Mr. Kraus) unless he becomes eligible for another employer’s benefits that are substantially similar.

In the event the executive’s employment is terminated for any other reason, the executive is entitled to the accrued but unpaid salary, vacation pay and bonus amounts and a pro-rata bonus for the year in which the change in control occurs (see above for estimate of this payment). As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality, non-competition, and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

In the change in control agreements,

•	the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of his duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient import to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs or abusive use of prescription drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and a related confidentiality, non-competition and non-solicitation agreement.

•	the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than fifty (50) miles from his primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

•	and the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

Acceleration of Vesting of Equity Awards

Under the terms of outstanding equity awards, a change in control triggers acceleration of vesting. All restricted stock vests upon a change in control, and all or a portion (depending on the terms of the particular award) of stock options vest upon a change in control. Also, all restricted stock vests upon death or disability.

The market value of restricted stock outstanding at December 29, 2006 that would have vested upon a change in control, death or disability occurring on that date is set forth in the “Outstanding Equity Awards at 2006 Fiscal Year End” table appearing in this Proxy Statement.

Mr. Plank and Mr. Wood have no outstanding stock options. The other executive officers would have had the following number of stock options vesting if a change in control had occurred on December 29, 2006, with the value of the stock options based on the difference between the market price of our Class A Stock on December 29, 2006 and the exercise price of the stock options:

•	Mr. Marino, one-half of his unvested options, or 151,500 options, with a value of $7,323,510;

•	Mr. Kraus, all of his unvested options, or 18,000 options, with a value of $870,120; and

•

Mr. Mirchin, one-half of 40,000 of his unvested options and for the remaining 8,000 of his unvested options, the number of options that would have vested within 12 months following the change in control, for a total of 22,000 options, with a value of $872,960.

For these equity awards, the term “change in control” is generally defined as:

•	any sale, exchange or other disposition of substantially all of our assets or over 50% of our common stock; or

•

any merger, share exchange, consolidation or other reorganization or business combination in which our company is not the surviving or continuing company, or in which our stockholders become entitled to receive cash or securities of our company other than voting common stock, or securities of another issuer.

Disability Insurance Benefits

Each of the named executive officers is covered by a supplemental long-term disability insurance policy that provides additional benefits beyond the standard benefits offered to employees generally. If the executives had become disabled as of December 29, 2006, they would have received the following monthly supplemental disability insurance payments until age 65:

•	Mr. Plank, $13,600;

•	Mr. Marino, $10,000;

•	Mr. Wood, $9,783;

•	Mr. Kraus, $9,486; and

•	Mr. Mirchin, $11,517.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants (a)	Weighted-average Exercise Price of Outstanding Options and Warrants (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	2,754,765	$6.19	3,144,685
Equity compensation plans not approved by security holders	480,000	$36.99	—

The number of securities remaining available for future issuance includes 2,161,601 shares of our Class A Stock under our 2005 Omnibus Long-Term Incentive Plan, or our 2005 Stock Plan, and 983,084 shares of our Class A Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Stock, restricted stock units and other equity awards.

The number of securities issued under equity compensation plans not approved by security holders includes 480,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a further discussion of the warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Harvey L. Sanders, Chairman, and Byron K. Adams, Jr. and William R. McDermott. None of the members of our Compensation Committee has ever been an officer or employee of Under Armour or any of our subsidiaries. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

In September 2003, we sold stock to Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P., whose general partner is Rosewood Capital Associates IV, L.L.C., and for whom Byron K. Adams, Jr., is a managing member.

In connection with this sale of stock, we entered into a registration rights agreement with the Rosewood entities and other stockholders. Any shares registered pursuant to these agreements would become freely tradable without restriction under the Securities Act of 1933. The registration rights agreement provides for demand registration rights pursuant to which we must generally comply with the request of the holders to register shares on their behalf and piggyback registration rights pursuant to which the holders can request registration of their shares when we register shares. We are required to bear all registration fees and expenses related to any registrations under the registration rights agreement, excluding any transfer taxes relating to the sale of the shares held by existing stockholders, any underwriting discounts or selling commissions and certain expenses that may be necessary to enable existing stockholders to consummate the disposition of shares in certain jurisdictions.

In June 2006, the Rosewood entities sold all of their shares of Class A Stock in an underwritten public offering pursuant to their registration rights under the registration rights agreement. Notwithstanding the agreement requiring us to pay certain expenses of the offering, the Rosewood entities and the other selling stockholders participating in the offering agreed to bear these expenses.

TRANSACTIONS WITH RELATED PERSONS

In September 2003, we entered into a registration rights agreement with Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P., whose general partner is Rosewood Capital Associates IV, L.L.C., and for whom Byron K. Adams, Jr., one of our directors, is a managing member, as well as with Kevin A. Plank, who is our President, Chief Executive Officer and Chairman and our principal stockholder, J. Scott Plank, Kip Fulks and Ryan Wood, who are executive officers of Under Armour, Plank Investments Limited Partnership and our other stockholders. These stockholders sold stock in an underwritten public offering completed in June 2006 pursuant to this agreement. This agreement and public offering are described under “Compensation Committee Interlocks and Insider Participation” above.

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2006. The list includes only those employees with annual compensation in 2006 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2006 salary and 2006 bonus paid in early 2007: James A. Fulks, Corporate Director of Human Resources and father of our Senior Vice President of Sourcing, Quality Assurance and Product Development Kip Fulks, $183,947; Karen Marino, Director of Assortment Planning and wife of our Executive Vice President and Chief Financial Officer Wayne Marino, $130,976; and J. Scott Plank, Senior Vice President of Retail and brother of our President, Chief Executive Officer and Chairman of the Board of Directors Kevin Plank, $255,000.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. Our Code of Business Conduct and Ethics provides further procedures to address potential conflicts of interest, including a requirement to disclose to us any interest an employee or a member of an employee’s family has in any company that does business with us and to disclose any other actual or potential conflict of interest. The Code provides that our officers and directors have a responsibility to lead according to the standards in the Code. The Code further provides that transactions involving a potential conflict of interest will not be approved unless the transaction is deemed to be in the best interest of Under Armour.

The transactions with related persons described above arose prior to our becoming a public company and the adoption of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2007. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2006 and 2005 for services rendered to Under Armour were as follows:

	2006	2005
Audit Fees	$1,381,317	$774,030
Audit-Related Fees	0	265,803
Tax Fees	64,380	58,362
All Other Fees	41,869	3,900

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our initial public offering in 2005 and secondary stock offering in 2006. Audit fees for 2006 also include the audit of our internal control over financial reporting.

Audit-Related Fees

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2005, these services consisted primarily of process documentation assistance related to internal controls.

Tax Fees

Tax fees include fees for tax compliance and tax planning and tax advice, primarily related to international tax.

Other Fees

All other fees include a subscription to an accounting research tool and for 2006 also include fees for consulting on customs valuations.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting proper audits and reviews of our consolidated financial statements.

The Audit Committee has reviewed and discussed our 2006 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence from Under Armour.

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the 2006 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Byron K. Adams, Jr.

Douglas E. Coltharp

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 2)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2007. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2005 and 2006, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2006, except for one initial report of ownership on Form 3, and two statements of changes in beneficial ownership of securities on Form 4. The initial report of ownership and a statement of change in beneficial ownership for Wayne Marino were filed timely in November 2005 but inadvertently omitted stock options for 12,000 shares held by his spouse, and a grant of 100 restricted shares to his spouse. The reports were amended in February 2007 promptly after the mistake was discovered. The statement of changes in beneficial ownership report for William Kraus filed in November 2006 inadvertently omitted an option exercise for 25,000 shares. The report was amended in January 2007 promptly after the mistake was discovered.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2008 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 24, 2007.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2008 Annual Meeting of Stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2008 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be timely if received no earlier than October 28, 2007 and no later than December 27, 2007. However, if we delay or advance mailing notice of the 2008 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2007 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2008 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2008 Annual Meeting, if that date is later).

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 8, 2007

CLASS A COMMON STOCK

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m m	Kevin A. Plank Byron K. Adams, Jr.	3. Transaction of whatever other business may properly be brought before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Douglas E. Coltharp A.B. Krongard	If no direction is made, this proxy will be voted FOR all Nominees under Proposal 1 and FOR Proposal 2.
☐	FOR ALL EXCEPT (See instructions below)	m m m	William R. McDermott Harvey L. Sanders Thomas J. Sippel	Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box with an X if you ☐ plan to attend the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS A COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and Kevin M. Haley, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 8, 2007 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 8, 2007

CLASS B COMMON STOCK

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m m	Kevin A. Plank Byron K. Adams, Jr.	3. Transaction of whatever other business may properly be brought before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Douglas E. Coltharp A.B. Krongard	If no direction is made, this proxy will be voted FOR all Nominees under Proposal 1 and FOR Proposal 2.
☐	FOR ALL EXCEPT (See instructions below)	m m m	William R. McDermott Harvey L. Sanders Thomas J. Sippel	Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Please mark this box with an X if you plan to attend the Annual Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and Kevin M. Haley, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 8, 2007 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)